Exhibit 4.7
FORM OF FACE OF GLOBAL WARRANT CERTIFICATE
VOID AFTER 5:00 P.M., NEW YORK CITY TIME, ON                     , 2013
     This Global Warrant Certificate is held by The Depository Trust Company (the “Depository”) or its nominee in custody for the benefit of the beneficial owners hereof, and is not transferable to any Person under any circumstances except that (i) this Global Warrant Certificate may be exchanged in whole but not in part pursuant to Section 6.1(a) of the Warrant Agreement, (ii) this Global Warrant Certificate may be delivered to the Warrant Agent for cancellation pursuant to Section 6.1(h) of the Warrant Agreement and (iii) this Global Warrant Certificate may be transferred to a successor Depository with the prior written consent of the Company.
     Unless this Global Warrant Certificate is presented by an authorized representative of the Depository to the Company or the Warrant Agent for registration of transfer, exchange or payment and any certificate issued is registered in the name of Cede & Co. or such other entity as is requested by an authorized representative of the Depository (and any payment hereon is made to Cede & Co. or to such other entity as is requested by an authorized representative of the Depository), any transfer, pledge or other use hereof for value or otherwise by or to any Person is wrongful because the registered owner hereof, Cede & Co., has an interest herein.
     Transfers of this Global Warrant Certificate shall be limited to transfers in whole, but not in part, to nominees of the Depository or to a successor thereof or such successor’s nominee, and transfers of portions of this Global Warrant Certificate shall be limited to transfers made in accordance with the restrictions set forth in Section 6 of the Warrant Agreement.
     No registration or transfer of the securities issuable pursuant to the Warrant will be recorded on the books of the Company until such provisions have been complied with.

     THE SECURITIES REPRESENTED BY THIS WARRANT CERTIFICATE (INCLUDING THE SECURITIES ISSUABLE UPON EXERCISE OF THE WARRANT) ARE SUBJECT TO ADDITIONAL AGREEMENTS SET FORTH IN THE WARRANT AGREEMENT DATED AS OF JUNE 17, 2008, BY AND BETWEEN THE COMPANY AND THE WARRANT AGENT (THE “WARRANT AGREEMENT”).
     THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON                     .
WARRANT TO PURCHASE SHARES OF COMMON STOCK OF
HANCOCK FABRICS, INC.
     CUSIP #
     ISSUE DATE:                     , 2008
     No.
     This certifies that, for value received,                                        , and its registered assigns (collectively, the “Registered Holder”), is entitled to purchase from Hancock Fabrics, Inc., a corporation incorporated under the laws of the State of Delaware (the “Company”), subject to the terms and conditions hereof, at any time before 5:00 p.m., New York time, on                                         , 2013, the number of fully paid and non-assessable shares of Common Stock of the Company set forth above at the Exercise Price (as defined in the Warrant Agreement). The Exercise Price and the number and kind of shares purchasable hereunder are subject to adjustment from time to time as provided in Article V of the Warrant Agreement. The initial Exercise Price shall be $                    .
     This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.
     IN WITNESS WHEREOF, this Warrant has been duly executed by the Company under its corporate seal as of the                      day of                                         , 2008.

HANCOCK FABRICS, INC.

By:

Print Name:

Title:

Attest:
Secretary

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:

Name:

Title:

By:

Name:

Title:

Address of Registered Holder for Notices (until changed in accordance with this Warrant):

     REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS WARRANT CERTIFICATE SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

FORM OF REVERSE OF WARRANT
     The Warrant evidenced by this Warrant Certificate is a part of a duly authorized issue of Warrants to purchase                                          shares of Common Stock issued pursuant to that the Warrant Agreement, a copy of which may be inspected at the Warrant Agent’s office. The Warrant Agreement hereby is incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the Registered Holders of the Warrants. All capitalized terms used on the face of this Warrant herein but not defined that are defined in the Warrant Agreement shall have the meanings assigned to them therein.
     Upon due presentment for registration of transfer of the Warrant at the office of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any applicable tax or other governmental charge.
     The Company shall not be required to issue fractions of Warrant Shares or any certificates that evidence fractional Warrant Shares.
     No Warrants may be sold, exchanged or otherwise transferred in violation of the Securities Act or state securities laws.
     This Warrant does not entitle the Registered Holder to any of the rights of a stockholder of the Company.
     The Company and Warrant Agent may deem and treat the Registered Holder hereof as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise hereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

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